Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Mustang Bio, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-226175, 333-233350 and 333-249657) and Form S-8 (Nos. 333-221819) of Mustang Bio, Inc. of our report dated March 24, 2021 relating to the financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

March 24, 2021